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                                                           FOR IMMEDIATE RELEASE

                    ASARCO ANNOUNCES THIRD QUARTER PROVISION

NEW YORK, N.Y., September 30, 1994 -- ASARCO Incorporated (NYSE:AR) today announced that it will make a $30.7 million after-tax provision, $45.5 million on a pre-tax basis, in its third quarter 1994 results to add to its reserve for environmental costs associated with the Company's previously closed facilities and current operations. Asarco had a reserve for environmental matters of $104.8 million at June 30, 1994.

         The additional third quarter 1994 charge, together with prior accruals, will accommodate resolutions reached in the third quarter of 1994 at a number of sites, particularly at Asarco's former smelter in Tacoma, Washington.

         The Company has reached an agreement in principle with the City of Tacoma, Town of Ruston and Metropolitan Park District of Tacoma over a plan for the final remediation of the smelter site. The agreement remains subject to final acceptance by EPA of the remediation plan, but the Company believes it can now reasonably estimate the cost of that remediation.

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         Commenting on Asarco's announcement, Richard de J. Osborne, Chairman and Chief Executive Officer of Asarco, said, "When the agreement at Tacoma is concluded Asarco will have finalized remediation plans at the most important historical sites where the Company has been involved in Superfund proceedings since enactment of the Superfund law in 1980."

         ASARCO Incorporated, headquartered in New York City, is one of the world's leading integrated producers of nonferrous metals, principally copper, silver, lead, zinc and gold. Asarco also produces specialty chemicals, minerals and other industrial products and provides environmental services. Asarco had 1993 sales of $1.7 billion.

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